SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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HYPERFEED TECHNOLOGIES, INC.
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HYPERFEED TECHNOLOGIES, INC.
300 SOUTH WACKER DRIVE, SUITE 300
CHICAGO, ILLINOIS 60606

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON
MAY 16, 2002

TO THE STOCKHOLDERS OF
HYPERFEED TECHNOLOGIES, INC.

Our annual meeting of stockholders will be held at 3:00 p.m. on Thursday, May 16, 2002, at 225 West Wacker Drive, 30th Floor, Chicago, Illinois, for the following purposes:

1.
To elect seven members to our Board of Directors.

2.
To approve and ratify the appointment of KPMG LLP as our independent auditors for 2002.

3.
To transact such other business as may properly come before the meeting or any adjournment or postponement.

Only holders of record of our common stock at the close of business on March 28, 2002, will be entitled to notice of, and to vote at, our annual meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote will be kept at HyperFeed at 300 South Wacker Drive, Chicago, Illinois 60606, for ten days before the meeting.

                      By order of the Board of Directors

                      JOHN E. JUSKA

                      Senior Vice President and
                      Chief Financial Officer

Chicago, Illinois
April 5, 2002

HYPERFEED TECHNOLOGIES, INC.
300 SOUTH WACKER DRIVE, SUITE 300
CHICAGO, ILLINOIS 60606

PROXY STATEMENT

The enclosed proxy is solicited on behalf of our Board of Directors (the "Board") for use at the annual meeting of our stockholders, to be held at 3:00 p.m. on Thursday, May 16, 2002, at 225 West Wacker Drive, 30th Floor, Chicago, Illinois. In addition to solicitation of proxies by mail, proxies may be solicited by our directors, officers and regular employees by personal interview, telephone or telegram, and we will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares which are held of record by them. We will pay the expense of all such solicitation, including printing and mailing. Any proxy may be revoked at any time before its exercise, by written notice to our Secretary or by attending the meeting and electing to vote in person. This Proxy Statement and the accompanying proxy were initially mailed to stockholders on or about April 5, 2002.

Only holders of record of our common stock at the close of business on March 28, 2002 will be entitled to vote at the meeting or any adjournment or postponement thereof. As of March 28, 2002, 23,849,605 shares of our common stock were outstanding.

Each share of our common stock that you own entitles you to one vote. Holders of shares of our voting stock are not entitled to cumulate their votes in the election of directors. A majority of the outstanding shares of our voting stock, represented in person or by proxy, shall constitute a quorum at the meeting.

The directors nominated shall be elected by a plurality of the votes represented by the shares of our common stock present at the meeting in person or by proxy. This means that the director nominees with the most affirmative votes are elected to fill the available seats. Only the number of votes "FOR" affect the outcome. Withheld votes and abstentions have no effect on the outcome. Approval of proposal 2 described on the proxy requires the affirmative vote of a majority of our outstanding common stock.

In determining whether a quorum exists at the meeting for purposes of all matters to be voted on, all votes "for" or "against," as well as all abstentions (including votes to withhold authority to vote in certain cases), with respect to the proposal receiving the most such votes, will be counted. Abstentions with respect to a particular proposal will be counted as part of the base number of votes to be used in determining if that particular proposal has received the requisite percentage of base votes for approval, while broker non-votes will not be counted in such base for such proposal. Thus, an abstention will have the same effect as a vote "against" such proposal while a broker non-vote will have no effect.

Election of Directors

On July 17, 1997, the Board voted to expand the Board to a range of between two (2) and seven (7) members.

A board of seven (7) directors will be elected to serve until the next annual meeting, or until their successors are elected and shall have qualified. All of such directors shall be elected by the holders of shares of our common stock. The proxies returned pursuant to this solicitation will be voted by the persons named therein for the election as directors of the persons named below, which persons constitute the Board's nominees for election of directors. If any nominee is unable to accept the office of director (which is not presently anticipated), the persons named in the proxies will vote for the election of such other persons as they shall determine.

Name, Age, and Principal Occupation	Director Since
Jim R. Porter, 61
Chairman of the Board of HyperFeed since October 1997 and Chief Executive Officer since July 1997. Mr. Porter has been President and Chief Executive Officer of New Century Investment Research & Management, Inc. since 1993. He was an Associate of Chicago Research & Trading, Inc., a commodity trading firm, from 1990 to 1993. From 1979 to May 1990, he was a Principal and Chief Executive Officer of First Options of Chicago, Inc., a securities, futures and options clearing firm, and a Partner of Spear Leeds & Kellogg, a specialist firm on the New York Stock Exchange. Mr. Porter has been in the securities and futures business since 1969 and has been a member of principal exchanges such as the Chicago Board of Trade, the Chicago Mercantile Exchange and the Chicago Board Options Exchange.	1997
Louis J. Morgan, 65 Chairman of the Board of HyperFeed from May 1984 until October 1997. Mr. Morgan served as President of HyperFeed from August 1980 to May 1984 and served as Treasurer from August 1980 to December 1997. From 1962 to 1972, Mr. Morgan was employed as a securities broker and sales manager of a regional New York Stock Exchange member brokerage firm. He was a member of the Chicago Board Options Exchange, Inc. from 1973 to 1986 and served on the Systems Committee of the Chicago Board of Options Exchange, Inc. from 1980 through 1983.	1980
Ronald Langley, 57 Director of Physicians Insurance Company of Ohio since 1993 and Chairman and Director of PICO Holdings, Inc. since 1996; Chairman of Physicians Insurance Company since 1995. He was Chairman and Director of Global Equity Corporation from 1995 to 1998 when it was combined with PICO Holdings, Inc. He is also Director of MC Shipping, Inc. from 1997 to 2001.	1995
John R. Hart, 42 Director of Physicians Insurance Company of Ohio since 1993 and President and CEO of Physicians Insurance Company of Ohio since 1995. Mr. Hart has been President and CEO and Director of PICO Holdings, Inc. since 1996. He was President and CEO and Director of Global Equity Corporation from 1995 to 1998 when it was combined with PICO Holdings, Inc. Additionally, he was Director and Chairman of Conex Continental, Inc. from 1997 to 2000, when it was sold; Director of SISCOM, Inc. since 1996.	1997

Kenneth J. Slepicka, 46
A Risk Management Consultant in the Financial Service sector since 2000. Mr. Slepicka was Vice President Financial Services, Paragon Solutions, Inc., Chicago, IL from 1998 to 2000. He also served as President and Treasurer, SBC Warburg Futures Inc. from 1994 to 1998 and Executive Director Fixed Income Trading for O'Connor & Associates from 1985 to 1994. Mr. Slepicka is a former principal officer and member of the Chicago Board of Trade, Chicago Mercantile Exchange, Chicago Board of Options Exchange, and Pacific Options Exchange. He has held numerous committee memberships at each of the exchanges and has served as a Governor of the Chicago Board of Trade Clearing Corporation, member of the FIA Steering Committee and the Federal Reserve FCM Working Group. He has been involved in the securities and futures business since 1979.	1998
General John L. Borling, 62
Director Elect and Executive Vice President of BVM/Olenti Communications, Inc., an interactive community broadcasting company with specialized local content through its operating entity 5MED (The Fifth Media) since 1999. General Borling is also the Chairman of Performance Consulting Group, an energy services company, since 2000. Beginning in 2001, he founded and is President and CEO of SOS America (Service Over Self), a national, patriotic, not-for-profit organization. General Borling served as Vice Chairman of ShureBerger, Inc. and SBI LLC, full service marketing, public relations and promotional products firms in 1999 and 2000. He was President and CEO of Chicago's United Way/Crusade of Mercy in 1997 and 1998. Additionally, he served in the United States Air Force at high levels of command and staff on a worldwide basis from 1963 through 1996, retiring as a Major General. He is a Command Pilot and has flown many tactical and strategic aircraft. Highly decorated, he was a POW in Vietnam for 6 1/2 years. As a former White House fellow, he is very active in the civic and business affairs in the greater Chicago area.	2000
Charles J. Henry, 65
President and COO of Enermetrix, an e-business solutions provider for energy, since 2000. Mr. Henry also served as the President and COO of the Chicago Board Options Exchange from 1979 to 2000. His experience includes ten years at the Pacific Stock Exchange ("PSE") (two years as President and CEO), and two years as chairman and CEO of P.C. Service Corporation, a systems service organization wholly-owned by the PSE. Mr. Henry has served as a director of the Options Clearing Corporation and is a former member of the board of trustees and executive committee of the Cincinnati Stock Exchange.	2000

The principal occupation of each of the above nominees for the past five years has been set forth in the above table.

The Board has established an Audit Committee, a Compensation Committee, and a Nominating Committee.

The Audit Committee assists the Board in fulfilling its oversight responsibilities. The Audit Committee is responsible for monitoring HyperFeed's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance. Only outside directors who are not employees of HyperFeed may serve on the Audit Committee, and all members of the Audit Committee are independent within the meaning of the applicable NASD listing standards. The Audit Committee is comprised of Messrs. Slepicka, Henry, and Langley.

The Compensation Committee administers the Company's stock option plans, including the review and grant of stock options to officers and other employees under the Company's stock option plans. The Compensation Committee also reviews and approves various other company compensation policies and matters, and reviews and approves salaries and other matters relating to compensation of the executive officers of the Company. The Compensation Committee is comprised of Messrs. Langley, Henry, and Slepicka.

The Nominating Committee makes recommendations to the Board regarding the size and composition of the Board. The Nominating Committee establishes procedures for the nomination process, recommends candidates for election to the Board of Directors and nominates officers for election by the Board. The Nominating Committee is comprised of Messrs. Borling, Slepicka, and Hart.

During the year ended December 31, 2001, the Board held 4 meetings. No director attended less than 75% of all the meetings of the Board and the committees on which he served in 2001.

Compensation of Directors

On May 13, 1994, we adopted a policy of paying our non-employee directors $4,000 per year and, in addition, $750 per meeting. Although non-employee directors were entitled to additional compensation, Messrs. Borling, Henry, Morgan and Slepicka each received only $3,000 for meeting attendance fees during 2001. PICO Holdings, Inc. received $6,000 on behalf of Messrs. Hart and Langley for meeting attendance fees during 2001.

On March 24, 1999, we adopted a policy of granting options to non-employee directors.

On May 22, 2001, we granted 5,000 fully vested options, expiring on May 22, 2006, to Messrs. Borling, Henry, Morgan, and Slepicka at an exercise price of $2.48, the closing market price on the date of the grant. No other non-employee directors received an option grant in 2001.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE BOARD MEMBERS. THE PERSONS NAMED ON THE ENCLOSED PROXY CARD INTEND TO VOTE THE PROXIES SOLICITED HEREBY FOR THE ELECTION OF THE DIRECTORS UNLESS SPECIFICALLY DIRECTED OTHERWISE ON SUCH PROXY CARD.

APPROVAL AND RATIFICATION OF INDEPENDENT AUDITORS
FOR 2002

KPMG LLP ("KPMG"), a certified public accounting firm, has acted as our independent auditors since 1997, having been appointed by our Board and ratified by our stockholders at our annual meetings in every year since 1997. The Company also engaged KPMG to (1) provide tax consulting services to HyperFeed and (2) prepare certain tax filings for HyperFeed and its subsidiaries. No further relations existed between HyperFeed and KPMG other than the usual relationship between independent public accountants and client. On February 28, 2002, our Board appointed KPMG as our independent auditors for the year ending December 31, 2002. A representative of KPMG is expected to be present at the annual meeting and will have an opportunity to make an independent statement if he or she desires to do so. The representative is expected to be available to respond to appropriate questions.

Audit Related Fees:    KPMG has billed HyperFeed $167,000, in aggregate, for professional services rendered by KPMG primarily for the audit of HyperFeed's annual financial statements for the fiscal year ended December 31, 2001 and the reviews of the interim financial statements included in HyperFeed's Quarterly Reports on Form 10-Q filed during the fiscal year ended December 31, 2001. In addition, KPMG has billed HyperFeed approximately $30,000 primarily for the audit of HyperFeed's 401(k) Retirement Savings Plan.

Financial Information Systems Design and Implementation Fees:    KPMG did not render to HyperFeed any of the professional services described in Paragraphs (c)(4)(ii) of Rule 2.01 of Regulation S-X during the fiscal year ended December 31, 2001.

All Other Fees:    KPMG has billed HyperFeed $29,250, in aggregate, for services rendered by KPMG during 2001 for all services (other than those covered above under "Audit Related Fees" and "Financial Information Systems Design and Implementation Fees"), substantially all of which was for tax consulting services.

If the stockholders do not ratify KPMG LLP as our independent auditors, the Board will reconsider, but is not obligated to change its decision appointing that firm as our independent auditors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL AND RATIFICATION OF KPMG LLP AS OUR INDEPENDENT AUDITORS FOR 2002. THE PERSONS NAMED ON THE ENCLOSED PROXY CARD INTEND TO VOTE THE PROXIES SOLICITED HEREBY FOR THE APPROVAL AND RATIFICATION OF KPMG LLP UNLESS SPECIFICALLY DIRECTED OTHERWISE ON SUCH PROXY CARD.

Executive Officers

Name	Position	Age
Jim R. Porter	Chairman and Chief Executive Officer	61
John E. Juska (1)	Senior Vice President and Chief Financial Officer	46
Kurt K. Klein (2)	Senior Vice President and Chief Operating Officer	49
Michael J. Kreutzjans (3)	Senior Vice President and Chief Technology Officer	48
Kristen J. Mologousis (4)	Senior Vice President of Sales, Marketing and Support Services	32

(1)
Chief Financial Officer of HyperFeed since July 1997, Mr. Juska served as Vice President and Chief Financial Officer for the Chicago Mercantile Exchange from 1994 to July 1997. Between 1986 and 1994, Mr. Juska served in various other positions for the Chicago Mercantile Exchange, including Controller and Vice President of Finance. Mr. Juska also previously served as Treasurer of CME Depository Trust Company and GFX Corporation, both wholly-owned subsidiaries of the Chicago Mercantile Exchange, and as a trustee of the CME Pension Trust.

(2)
Mr. Klein joined HyperFeed in November 1996 as the Vice President of Client Services and in December of 1998 was named Senior Vice President and Chief Operating Officer. Mr. Klein began his career in the financial market data industry in 1986 as MIS Manager for FutureSource in Chicago, IL and went on to serve FutureSource in numerous capacities as Customer Service Manager, Director of Operations, Vice President Sales & Marketing, and in 1995 Mr. Klein accepted the position of Vice President Product Management & Business Development.

(3)
Senior Vice President and Chief Technology Officer, HyperFeed since September 1998, Mr. Kreutzjans began his career in 1980 as a programmer for On-Line Response, Inc., a predecessor to HyperFeed, and in 1982 was promoted to Senior Analyst. In 1984, Mr. Kreutzjans was promoted to Vice President Development & Operations and became the lead developer. In

  1989, Mr. Kreutzjans was named Vice President Systems Development. In 1994, he assumed responsibility for overseeing and guiding all development functions and managed the firm's separate development center as Senior Vice President Development. Mr. Kreutzjans has a B.S. in Computer Science from Indiana University.

(4)
Senior Vice President of Sales, Marketing, and Support Services, HyperFeed since May 2000, Mrs. Mologousis joined HyperFeed in 1990 from the Technology Design and Planning Division of Sears Technology Systems (a company co-owned by Sears and IBM) to launch HyperFeed's first network services department. In 1995, she assumed the role of Director of Business Development and was responsible for establishing and maintaining vital relationships with HyperFeed's largest clients. In 1998, She was named Vice President of Sales, expanding her responsibilities to include all of our sales efforts.

Executive Compensation

The following table summarizes the compensation for our Chief Executive Officer and the four most highly compensated executive officers, other than the Chief Executive Officer, whose total annual salary and bonus for 2001 exceeded $100,000 and who were serving as executive officers at the end of 2001:

SUMMARY COMPENSATION TABLE

Awards
Annual Compensation
Name and Principal Position						Shares Underlying Options
	Year	Salary		Bonus
Jim Porter Chairman of the Board and Chief Executive Officer	2001 2000 1999	$ $ $	180,000 180,000 180,000	$	— 90,000 —	— 357,176 300,683
John Juska Senior Vice President and Chief Financial Officer	2001 2000 1999	$ $ $	180,000 180,000 151,250	$ $	— 90,000 180,000	— 365,934 311,411
Kurt Klein Senior Vice President and Chief Operating Officer	2001 2000 1999	$ $ $	175,000 175,000 151,041	$ $	— 87,500 25,000	— 71,367 102,748
Michael Kreutzjans Senior Vice President and Chief Technology Officer	2001 2000 1999	$ $ $	220,000 227,333 198,000	$	— 110,000 —	— 291,367 92,748
Kristen J. Mologousis Senior Vice President of Sales, Marketing and Support Services	2001 2000	$ $	175,000 150,000	$	— 225,000	— 75,724

No options or SARs were granted to any of the named persons during 2001.

The following table sets forth, for each of the named persons, the total number of shares of common stock underlying unexercised Options and the aggregate dollar value of unexercised, in-the-money Options, separately identifying the exercisable and unexercisable Options. No SARs were outstanding in 2001. No options were exercised by any of the named persons during 2001.

AGGREGATED OPTION/SAR EXERCISES IN 2001
FISCAL YEAR AND FY-END OPTION/SAR VALUES

Name	Number of Shares Underlying Unexercised Options/SARs at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End ($)(1) Exercisable/ Unexercisable
Jim Porter	1,076,031/557,631	—/—
John Juska	278,804/573,541	—/—
Kurt Klein	127,582/156,533	—/—
Michael Kreutzjans	114,249/396,866	—/—
Kristen J. Mologousis	31,333/107,391	—/—

(1)
These values represent the excess, if any, of the fair market value of the shares of common stock subject to Options on December 31, 2001 over the respective option prices.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements.

In June 1997, HyperFeed and Mr. Porter entered into an Employment Agreement (the "Porter Agreement") which provided for (i) the employment of Mr. Porter as the Chief Executive Officer of HyperFeed, (ii) an annual base salary for Mr. Porter of $98,000, subject to semi-annual review and adjustment by the Board, and (iii) the granting to Mr. Porter of an option to purchase shares of our common stock up to a maximum amount of 5% of the outstanding shares of our common stock (the "Maximum Amount"). Pursuant to the Porter Agreement, the Maximum Amount was to increase to 6.88% of our outstanding shares upon the occurrence of certain events. Vesting of the shares up to the Maximum Amount was to occur according to certain quarterly installments scheduled in the Porter Agreement. The exercise price for the shares underlying the option granted was to be equal to the market price of our common stock as of June 14, 1997 or, in certain circumstances, be $2.00 per share. The Porter Agreement also provided for accelerated vesting upon a change in control of HyperFeed.

In July 1997, HyperFeed and Mr. Juska entered into an Employment Agreement (the "Juska Agreement") which provided for (i) the employment of Mr. Juska as the Chief Financial Officer of HyperFeed, (ii) a minimum annual base salary for Mr. Juska of $80,000, and (iii) the granting to Mr. Juska of an option to purchase up to an aggregate of 10,000 shares of common stock at an exercise price of $1.50 per share.

Stock Plans

EMPLOYEE STOCK PURCHASE PLAN.

As of April 19, 1999, our Board had approved and we had reserved an aggregate of 1,000,000 shares of common stock for issuance under our 1995 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986 and permits our eligible employees to purchase common stock through payroll deductions of up to 10% of their annual salary in any calendar year to a maximum of $5,000 per offering. The Purchase Plan has four three-month offering periods beginning on the first day of each quarter. No employee may purchase more than 5% of our outstanding voting capital stock or an amount more than $20,000 worth of stock in any calendar year. The purchase price of common stock purchased under the Purchase

Plan equals 85% of the market value of the common stock, as calculated in the Purchase Plan, on the first or last day of an offering period, whichever is lower. During 2001, 169,615 shares were sold to employees in accordance with the Plan.

INCENTIVE STOCK OPTION PLAN.

We have reserved an aggregate of 5,000,000 shares of common stock for issuance under our 1999 Combined Incentive and Non-Statutory Stock Option Plan (the "Plan"), which may be granted to our employees, officers, directors and consultants. The Plan is administered by our Compensation Committee. Generally, options may be granted to our employees, officers, directors and consultants at a purchase price equal to the fair market value (as defined in the Plan) of our common stock at the date of grant, vest ratably over a three year period, and are exercisable for a period of up to five years from the date of grant. During the past fiscal year, options for 260,000 shares were granted under the Plan.

401(K) PLAN.

We maintain a 401(k) retirement savings plan for employees meeting certain eligibility requirements. Under the 401(k) Plan in 2001, we matched 100% of the first 3% of annual salary contributed by an employee to the 401(k) Plan. During the last fiscal year, we made matching contributions of approximately $164,000 under the 401(k) Plan.

Stock Ownership of Directors and Executive Officers

The following table sets forth information as of March 28, 2002 regarding the beneficial ownership of shares of our common stock by each director and executive officer and by all current directors and executive officers as a group.

Name	Beneficial Ownership of Shares of Common Stock	Percent of Class
Jim R. Porter (1)	1,856,397	7.3%
Louis J. Morgan (2)	27,000	*
Charles Henry (3)	10,000	*
Ronald Langley (4)	14,133,051	50.6%
John Hart (4)	14,133,051	50.6%
Kenneth J. Slepicka (5)	20,000	*
John L. Borling (6)	12,000	*
John E. Juska (7)	801,816	3.3%
Kurt Klein (8)	272,687	1.1%
Mike Kreutzjans (9)	351,034	1.5%
Kristen J. Mologousis (10)	121,628	*
All Directors and Officers as a Group (11 persons) (11)	17,605,613	57.0%

*
Represents holdings of less than 1%.
(1)
Includes 1,514,602 shares of common stock, which may be acquired upon exercise of options exercisable within 60 days.
(2)
Includes 10,000 shares of common stock, which may be acquired upon exercise of options exercisable within 60 days.
(3)
Represents 10,000 shares of common stock, which may be acquired upon exercise of options exercisable within 60 days.
(4)
Mr. Langley, a Director of HyperFeed since 1995, is a Director of PICO Holdings, Inc. ("Holdings"). Mr. Hart, a Director of HyperFeed since July 1997, is President and Chief Executive Officer of Holdings. As such, Mr. Langley and Mr. Hart each may be deemed to beneficially own the

  14,133,051 shares of our common stock beneficially owned by Holdings. This number of shares deemed beneficially owned includes 4,055,195 shares of common stock which are issuable upon exercise of common stock Purchase Warrants issued to Holdings or its subsidiaries. Such shares are deemed outstanding for computing the percentage beneficially owned by Holdings, but are not deemed outstanding for computing the percentage beneficially owned by any other person. See "Principal Stockholders." Mr. Langley and Mr. Hart each disclaim beneficial ownership of these shares within the meaning of 13d-3 of the Securities and Exchange Act of 1934.

(5)
Includes 15,000 shares of common stock, which may be acquired upon exercise of options exercisable within 60 days.
(6)
Includes 10,000 shares of common stock, which may be acquired upon exercise of options exercisable within 60 days.
(7)
Includes 730,367 shares of common stock, which may be acquired upon exercise of options exercisable within 60 days.
(8)
Includes 260,326 shares of common stock, which may be acquired upon exercise of options exercisable within 60 days.
(9)
Includes 320,325 shares of common stock, which may be acquired upon exercise of options exercisable within 60 days.
(10)
Includes 105,150 shares of common stock, which may be acquired upon exercise of options exercisable within 60 days.
(11)
Includes 2,975,770 shares of common stock, which may be acquired upon exercise of options exercisable within 60 days.

Principal Stockholders

The following table sets forth information as of March 28, 2002 regarding each person other than our directors who were known by us to own beneficially more than 5% of the outstanding shares of common stock. Each person named has sole voting and investment power with respect to the shares beneficially owned by such person.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned as of March 28, 2002		Percent of Outstanding Shares(1)
PICO Holdings, Inc 875 Prospect Street, Suite 301 La Jolla, California 92037	14,133,051	(2)(3)	50.6%
Physicians Insurance Company of Ohio 875 Prospect Street, Suite 301 La Jolla, California 92037	1,388,044	(3)	5.5%

(1)
The percent of the outstanding shares is based upon the number of common shares outstanding as of March 28, 2002 (23,849,605), plus the number of common shares that the selling security holder may acquire upon exercise of warrants.
(2)
Includes 745,820 common shares beneficially owned directly by Physicians Insurance Company of Ohio ("Physicians"), which is a direct wholly-owned subsidiary of Holdings. As a result of Holdings' status as parent of Physicians, Physicians and Holdings may be deemed to share voting and investment power with respect to these common shares. Also includes 3,573,547 common shares which may be acquired upon exercise of the Common Stock Purchase Warrants beneficially owned directly by Holdings. Also includes 240,824 common shares which may be acquired upon exercise of the Common Stock Purchase Warrants beneficially owned directly by Citation Insurance Company ("Citation"), which is a direct wholly-owned subsidiary of Holdings.

(3)
Includes 240,824 common shares which may be acquired upon exercise of the Common Stock Purchase Warrants beneficially owned directly by Sequoia Insurance Company ("Sequoia"), which is a direct wholly-owned subsidiary of Physicians. As a result of Holdings' status as parent of Physicians and Physicians' status as part of Sequoia, Sequoia, Physicians, and Holdings may be deemed to share voting and investment power with respect to these common shares.

Certain Transactions

On May 17, 2000, HyperFeed entered into an agreement with Lakeside Bank to guarantee the payment of principal and interest on a $200,000 loan made by Lakeside Bank to John Juska, our Chief Financial Officer. On November 6, 2001, we increased the guarantee by $50,000. We have a $250,000 certificate of deposit with Lakeside Bank as collateral.

On September 17, 2001, PICO Holdings, Inc. ("Holdings") and its affiliates, Citation Insurance Company and Sequoia Insurance Company, converted all of their Series A and Series B convertible preferred stock to HyperFeed common stock. Ronald Langley, a director of HyperFeed, is a Director of Holdings. John Hart, a director of HyperFeed, is President and Chief Executive Officer of Holdings. Under the terms on which the Series A and Series B preferred stock was issued on December 18, 1998, Holdings converted 19,075 shares of Series A preferred stock into 3,290,717 shares of HyperFeed common stock. Holdings and its affiliates converted 28,791 shares of Series B preferred stock into 4,172,139 shares of HyperFeed common stock. The conversion price was $1.03, representing the last reported sale price for HyperFeed common shares at the close of regular trading on Monday, September 10, 2001. As part of the conversion formula, the preferred stockholders were entitled to include all accrued and unpaid dividends. At the time of the conversion, the accumulated accrued and unpaid dividends totaled $927,455.

Compliance with Section 16(A) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such reports furnished to us during the two fiscal years ended December 31, 2001, our officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements except Mr. Porter who has filed one late report on Form 4, Ms. Mologousis who has filed one late report on Form 4, Mr. Hart who has filed one late report on Form 4, Mr. Langley who has filed one late report on Form 4, and General Borling who has filed two late reports on Form 4.

Report of the Audit Committee of the Board of Directors

The Audit Committee is comprised solely of independent directors, as defined in the Marketplace Rules of The Nasdaq Stock Market, and it operates under a written charter adopted by the Board of Directors in May 2000. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance and to monitor the independence and performance of the Company's independent auditors.

The Audit Committee has reviewed and discussed with the management of HyperFeed and KPMG, the Company's independent auditors, the audited financial statements of the Company contained in the Company's annual report to stockholders for the fiscal year ended December 31, 2001. The Audit Committee also has discussed with representatives of KPMG the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

The Audit Committee has received and reviewed the written disclosures and letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with KPMG their independence. The Audit Committee also has considered whether the provision of other non-audit services to the Company by KPMG is compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                      Audit Committee

                      Kenneth J. Slepicka, Chair
                      Charles J. Henry
                      Ronald Langley

Report of the Compensation Committee of the Board of Directors on Executive Compensation

To Our Stockholders:

In October 1997, the Board established a Compensation Committee for administering our executive compensation programs. Prior to that time, the entire Board was generally responsible for administering the programs. The Compensation Committee also assumed responsibility for administering our Option Plans from our Incentive Stock Committee.

Compensation Philosophy

Our executive compensation program is intended to attract, develop, reward and retain quality management talent. It is our philosophy that executive compensation should recognize an individual's contribution to us and should be competitive with compensation offered by other computer software and service companies. To further align executive officers' interests with those of the stockholders, our executive compensation program also relies on stock option awards.

Compensation Components

The components of our executive compensation program are as follows: base salary, bonus and stock option awards.

Base Salary.    In 2000, the Board determined the base salaries of our executives for the year 2001. The Board established the base salaries to be paid to our executive officers based upon recommendations from the Compensation Committee. In determining their recommendations, the Committee takes into account several factors such as an individual's experience, responsibilities, management and leadership abilities, and job performance in the prior year.

Bonus.    For 2001, the Compensation Committee and the Board approved guidelines for the payment of cash bonuses to executives based upon improvements in the operating performance of the Company. No cash bonuses were paid during 2001.

Stock Options.    The Board believes stock options are a key long-term incentive vehicle because they provide executives with the opportunity to acquire or increase an equity interest in us and to share in the appreciation of the value of our common stock. Stock option grants, therefore, directly align the executive's interest with those of the stockholders.

Stock options are granted to the executive officers and other key managers by our Compensation Committee (formerly our Incentive Stock Committee) under our 1999 Combined Incentive Stock and Non-Statutory Option Plan generally every 12 months. Options are generally granted with a three year vesting and a five year exercise period in order to encourage executives and managers to take a long-term view of the impact of their individual contributions to us. In determining the number of options to be awarded to each individual, the Committee considers the executive's level of management responsibility and potential impact on our profitability and growth. During the 2001 fiscal year, no options were granted to any of our Senior Executive Officers.

Chief Executive Officer Compensation

The Compensation Committee and Board establish the compensation of Jim R. Porter, our Chief Executive Officer. In determining the level of compensation, the Committee and Board consider a variety of factors, such as Mr. Porter's experience, effectiveness as a manager, leadership skills, and job performance in the prior year, as well as the market value of Chief Executive Officers of similar companies in similar industries.

                      Compensation Committee

                      Ronald Langley, Chair
                      Charles J. Henry
                      Kenneth J. Slepicka

Comparative Cumulative Shareholder Return

The graph presented below compares the five year cumulative total return of HyperFeed, the Nasdaq US index and the Nasdaq Computer & Data Processing Services Stocks index from December 31, 1996 to December 31, 2001. Total return is based on an assumed investment of $100 on December 31, 1996.

Five Year Total Return

	1996	1997	1998	1999	2000	2001
HYPR	100.00	42.11	89.47	194.74	65.81	25.68
Nasdaq US Index	100.00	122.48	172.68	320.83	192.98	153.12
Nasdaq Computer & Data Processing Services Stocks	100.00	122.87	219.20	481.81	221.86	178.66

Annual Report

Our annual report to stockholders for the fiscal year ended December 31, 2001, including financial statements, accompanies this Proxy Statement. However, no action is proposed to be taken at the meeting with respect to the annual report, and it is not to be considered as constituting any part of the proxy soliciting material.

Stockholder Proposals

From time to time stockholders may present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at the annual meeting. To be considered, proposals must be submitted on a timely basis. We must receive proposals for the 2003 stockholders' meeting no later than December15, 2002. Any such proposals, as well as any questions related thereto, should be directed to our Secretary.

Other Matters

Management knows of no other business likely to be brought before the meeting. If other matters do come before the meeting, the persons named in the form of proxy or their substitute will vote said proxy according to their best judgment.

A copy of our annual report on Form10-K for the fiscal year ended December31, 2001 is available without charge to stockholders upon written request to our Chief Financial Officer.

                      By order of the Board of Directors

                      JOHN E. JUSKA
                       Senior Vice President and
                      Chief Financial Officer

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

HYPERFEED TECHNOLOGIES, INC.
300 SOUTH WACKER DRIVE, SUITE 300
CHICAGO, ILLINOIS 60606

THE UNDERSIGNED HEREBY APPOINTS JIM R. PORTER AND JOHN E. JUSKA AS PROXIES, EACH WITH THE POWER TO APPOINT A SUBSTITUTE, AND HEREBY AUTHORIZES THEM TO REPRESENT AND TO VOTE, AS DESIGNATED BELOW, ALL THE COMMON STOCK OF HYPERFEED TECHNOLOGIES, INC. HELD OF RECORD BY THE UNDERSIGNED ON MARCH 28, 2002 AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2002 OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(1)	ELECTION OF DIRECTORS
	/ /	FOR all nominees listed below (except as marked to the contrary below)
	/ /	WITHHOLD AUTHORITY to vote for all nominees listed below.

Jim R. Porter, Louis J. Morgan, Ronald Langley, John R. Hart, Charles J. Henry, Kenneth J. Slepicka, John L. Borling

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW:

(2)	The approval and ratification of KPMG LLP as our independent auditors for 2002.
☐ FOR ☐ AGAINST ☐ ABSTAIN
(3)	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued, and to be signed on other side)

THIS PROXY WHEN PROPERLY ENDORSED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES.

PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. FOR JOINT ACCOUNTS, ALL TENANTS SHOULD SIGN. IF SIGNING FOR AN ESTATE, TRUST, CORPORATION, PARTNERSHIP OR OTHER ENTITY, TITLE OR CAPACITY SHOULD BE STATED.

DATED:	, 2002

Signature
Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
PROMPTLY USING THE ENCLOSED RETURN ENVELOPE